Exhibit 99.1

CONTACT:	William Koziel (847) 597-8800

Così, Inc. Reports 2013 First Quarter Results

DEERFIELD, IL – May 16, 2013 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the first quarter ended April 1, 2013 of $(2,741,000), or $(0.15) per basic and diluted common share, compared with the net loss of $(1,128,000), or $(0.09) per basic and diluted common share, reported for the 2012 first quarter.  The calculated loss per share for both quarters reflects the impact of the reverse stock split that was effected on May 9, 2013.

Così’s total revenues for the 2013 first quarter decreased by $3,112,000 to $21,561,000 from $24,673,000 in the 2012 first quarter.  Company-owned net restaurant sales decreased by $3,067,000 to $20,854,000 from $23,921,000 for the 2012 first quarter. Franchise fees and royalty revenues for the quarter contributed $707,000 compared to $752,000 in the 2012 first quarter.  The decline in revenues compared to last year’s first quarter was due primarily to the closure of company-owned and franchise locations subsequent to the first quarter of 2012, the decline in comparable Company-owned store sales and lower royalties resulting from a decrease in comparable franchise restaurant sales.

System-wide comparable restaurant sales for the first quarter as measured for restaurants in operation for more than 15 months recorded an aggregate decline of 4.5% as compared to the first quarter of 2012.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 13 weeks ended April 1, 2013
Company-owned	(6.6%)
Franchise-operated	(1.3%)
Total System	(4.5%)

“We have taken several steps to strengthen the Così brand, including the launch of the “pop up” pilot location last December, and the opening of our new location in Columbus, Ohio next month.  Our focus on operational improvement is gaining traction as evidenced by the comparable store sales growth in our New York City market. Despite these “wins”, our overall first quarter results were unacceptable.

In the end, profitable sales must be the measure of our success, and on that measure we have not succeeded,” said Carin Stutz, Così's President and Chief Executive Officer.  “While we will continue with our emphasis on operational excellence, we are re-evaluating our ability to simply operate our way back to profitable growth.  A number of our units continue to drag down our portfolio of company-owned stores. We recognize that our current financial performance may not allow us either the time or resources to build our brand and accelerate our franchise growth while fixing these underperforming units. We do have a core of well-performing, profitable locations that prove to us that there continues to be great value in the Così concept.  Our franchisees continue to perform well.  Their performance suggests that the franchise model may offer superior financial results while requiring less investment capital to fund Così’s growth.  An emphasis on franchising would also allow Così to further reduce its cost structure.  All of this is driving us to carefully re-evaluate our entire portfolio of restaurants, to consider which should be closed or refranchised.  Our mission is to reconfigure our assets so that we have a long-term, sustainable business that can support the growth of the Così brand.”

2013 First Quarter Financial Performance Review

Così’s aforementioned $3,067,000 decrease in first quarter Company-owned net sales as compared to the 2012 first quarter was due primarily to a $1,597,000 decline in net sales from six locations closed subsequent to the first quarter of 2012 as well as a 6.6% decrease in comparable restaurant net sales.  The decrease in Company-owned comparable net sales during the quarter was comprised of an 8.5% decrease in traffic partially offset by a 1.9% increase in average guest check.

For the first quarter, Così reported a 590 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the first quarter of 2012. The change resulted from increases of 220, 210 and 160 basis points, as a percentage of net sales, in occupancy and other restaurant operating expenses, labor and related benefits expense and the cost of food and beverage, respectively.  The increase in occupancy and other restaurant operating expenses and labor and related benefits expense as a percentage of net sales was due primarily to the deleveraging impact of the comparable restaurant net sales decline on the fixed portion of these costs during the period.  The increase in the cost of food and beverage as a percentage of net sales was largely due to higher costs on certain commodities, primarily poultry and produce, the increased usage of fresh vegetables primarily in our new bowl products which launched at the beginning of the year and the launch of the new bowl category which has a higher than average cost when compared to the other entrée categories for lunch and dinner.

During the first quarter of 2013, the Company reduced its general and administrative expenses by $22,000, to $2,757,000 or 12.8% of total revenues from $2,779,000 or 11.3% of total revenues in the 2012 first quarter.

Così reported that as of April 1, 2013 it had cash and cash equivalents of $12,136,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 74 Company-owned and 50 franchise restaurants operating in sixteen states, the District of Columbia, the United Arab Emirates, and Costa Rica. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2013 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of April 1, 2013 and December 31, 2012
(dollars in thousands, except share and per share data)

	April 1,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,136	$15,417
Accounts receivable, net	1,002	1,235
Notes receivable, current portion	606	462
Inventories	861	893
Prepaid expenses and other current assets	1,247	1,620
Total current assets	15,852	19,627

Furniture and fixtures, equipment and leasehold improvements, net	9,078	9,900
Notes receivable, net of current portion	421	573
Other assets	1,088	1,093
Total assets	$26,439	$31,193

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,721	$2,886
Accrued expenses	7,597	9,447
Deferred franchise revenue	61	61
Current portion of other long-term liabilities	142	140
Total current liabilities	10,521	12,534

Deferred franchise revenue	1,923	1,923
Other long-term liabilities, net of current portion	2,597	2,701
Total liabilities	15,041	17,158

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 25,000,000 shares authorized,
18,303,467 and 18,278,192 shares issued, respectively	183	183
Additional paid-in capital	297,155	297,051
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(284,742)	(282,001)
Total stockholders' equity	11,398	14,035
Total liabilities and stockholders' equity	$26,439	$31,193

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Three Month Periods Ended April 1, 2013 and April 2, 2012
(dollars in thousands, except share and per share data)

	Three Months Ended
	April 1,	April 2,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$20,854	$23,921
Franchise fees and royalties	707	752
Total revenues	21,561	24,673

Costs and expenses:
Cost of food and beverage	5,202	5,566
Restaurant labor and related benefits	8,110	8,815
Occupancy and other restaurant operating expenses	7,146	7,686
	20,458	22,067
General and administrative expenses	2,757	2,779
Provision for losses on asset impairments
and disposals	339	-
Depreciation and amortization	748	994
Closed store costs	17	-
Lease termination expense (income)	4	(28)
Total costs and expenses	24,323	25,812
Operating loss	(2,762)	(1,139)

Other income	21	11

Net loss and comprehensive loss	$(2,741)	$(1,128)

Per Share Data:
Loss per share, basic and diluted	$(0.15)	$(0.09)

Weighted average shares outstanding:	17,949,772	12,864,211

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operatins as a Percent of Sales

	Three Months Ended
	April 1,		April 2,
	2013		2012
Revenues:
Restaurant net sales	96.7%		97.0%
Franchise fees and royalties	3.3		3.0
Total revenues	100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	24.9		23.3
Restaurant labor and related benefits (1)	38.9		36.8
Occupancy and other restaurant operating expenses (1)	34.3		32.1
	98.1		92.2
General and administrative expenses	12.8		11.3
Provision for lossess on asset impairments and disposals	1.6		-
Depreciation and amortization	3.5		4.0
Closed store costs	0.1		-
Lease termination expense (income)	-		(0.1)
Total costs and expenses	112.8		104.6
Operating loss	(12.8)		(4.6)
Other income	0.1		-
Net loss and comprehensive loss	(12.7	) %	(4.6	) %

(1)	Expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

Cosi, Inc.
System-wide Restaurants

	For the Three Months Ended
	April 1, 2013			April 2, 2012
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	75	50	125	80	56	136
New restaurants opened	-	-	-	-	-	-
Restaurants permanently closed	1	-	1	-	1	1
Restaurants at end of period	74	50	124	80	55	135